Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements on Form S-8 (File Nos. 333-173214, 333-149558, 333-121570 and 333-71024) of Joy Global, Inc. of our report dated April 27, 2011, relating to the consolidated financial statements of LeTourneau Technologies, Inc. and subsidiaries (the “Company”) (a wholly owned subsidiary of Rowan Companies, Inc. (the “Parent”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the consolidated financial statements of the Company from the separate records maintained by the Parent) appearing in the Current Report on Form 8-K/A of Joy Global, Inc. dated September 2, 2011.

/s/ Deloitte & Touche LLP
Houston, Texas
September 2, 2011